Exhibit 99.1

Axcelis Technologies Names Jeroen Delsman as
Executive Vice President and Chief Financial Officer

BEVERLY, Mass., October 27, 2026 – Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced the appointment of Jeroen Delsman as Executive Vice President and Chief Financial Officer effective November 12, 2026. David Ryzhik, who has served as Interim CFO during the transition period, will assume the new role of Senior Vice President, Corporate Development and Investor Relations, reporting directly to Russell Low, with responsibility for leading integration planning and execution related to the pending merger with Veeco, corporate development, investor relations and other strategic initiatives.

President and CEO Russell Low stated, “We are delighted to welcome Jeroen to Axcelis. He brings deep financial expertise, extensive global industrial and semiconductor industry experience and, importantly, a strategic mindset and proven leadership abilities to the role. Jeroen has a demonstrated track record of leading organizations through phases of growth and transformation, building strong teams and translating strategy into measurable results. I look forward to partnering with him as we pursue our growth opportunities and build an even stronger company for the future.”

Mr. Delsman said, “I am honored to join Axcelis as the Company enters an exciting and transformative new chapter. I look forward to working with the leadership team, Board and talented finance organization to build on the Company’s momentum, drive disciplined financial and operational execution and create long-term value for our shareholders.”

Dr. Low stated, “I want to thank David for his contributions and leadership while serving as Interim CFO. In his new role as Senior Vice President, Corporate Development and Investor Relations, David will have responsibility for a number of critical functions and ongoing strategic initiatives. His deep knowledge of Axcelis’ business and operations and experience supporting the Veeco transaction will be especially valuable as we prepare for integration and position the Company for its next phase of growth.”

“It has been a privilege to serve as Interim CFO, and I’m excited to take on this new role at such an important time for Axcelis,” said Mr. Ryzhik, Senior Vice President, Corporate Development and Investor Relations. “I look forward to partnering with Russell, Jeroen and our leadership team to advance our strategic priorities and capitalize on the opportunities ahead.”

About Jeroen Delsman

Mr. Delsman has more than 26 years of experience in finance, accounting and corporate strategy across global industrial and semiconductor companies. He joins Axcelis from Ferrotec (USA) Corporation, the U.S. subsidiary of global materials, components and precision systems supplier Ferrotec Corporation, where he served as Vice President overseeing the organization’s profit and loss, strategy and operations. Previously, he held roles as Vice President of Finance and Controller at Sanmina Corporation and Vice President of Business Finance and Operations at Veeco Instruments Inc., as well as various finance leadership roles at Lam Research Corporation, Novellus Systems, Inc., McKesson, and Silicon Graphics. He holds a Master of Business Administration from California Polytechnic State University in San Luis Obispo and a Bachelor of Science in Accounting from The Hague University of Applied Sciences in the Netherlands.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for nearly 50 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Investor Relations Contact:

David Ryzhik
Senior Vice President and Interim CFO
Telephone: (978) 787-2352
Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart
Senior Director, Corporate & Marketing Communications
Telephone: (978) 787-4266
Email: Maureen.Hart@axcelis.com